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                                                                    Exhibit 10.1

                              Cray 2006 Bonus Plan


     The Cray 2006 Bonus Plan, as applicable to executives and other officers, is based 75% upon the Company's consolidated results from operations (before taxes, interest and foreign currency effects), adjusted as described below, and 25% on personal goals. No bonus will be paid unless results from operations reach a base level set by the Board, exclusive of any bonus. In addition, no bonus will be paid unless 2006 bookings (defined as firm contracts for new product sales available to be recognized as revenue prior to December 31, 2007, which are contracted for in 2006), reach a pre-determined minimum level. Each participant in the Cray 2006 Bonus Plan is assigned a percentage of the participant's base salary as his/her target bonus, as approved by the Board.

     Bonus would be payable at 25% of target bonus once the adjusted results from operations reach a pre-approved minimum level and other conditions are met, and increase up to 150% of the target bonus as specified levels of adjusted results from operations established by the Board are reached. Bonuses cannot exceed more than 100% of target bonus unless 2006 bookings are at least at a pre-determined level (higher than the thresh-hold level). Any bonus higher than 150% of target bonus is at the Board's discretion.

     For purposes of calculating the results from operations, any charges due to SFAS 123(R) stock compensation, restructuring, 401(k), variable pay, bonus and retention incentives, are excluded. To the extent there are other unplanned significant transactions or charges, then the Compensation Committee would determine what adjustments, if any, are appropriate in determining the results from operations for purposes of determining the bonuses.

     The Chief Executive Officer, subject to final approval by the Compensation Committee, would retain the right to adjust the formula bonus (from 0% to 125%) for each officer. The Board approves the final bonus for the Chief Executive Officer.